Exhibit 99

News Release

Contact:	Charles R. Guarino
Treasurer
(814)765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FIRST QUARTER EARNINGS FOR 2009

Clearfield, Pennsylvania – April 21, 2009

CNB Financial Corporation (NASDAQ: CCNE), the parent company of CNB Bank, today announced increases in net income and earnings per share for the first quarter of 2009. Highlights for the quarter include:

•	Net income of $2.2 million or $0.26 per share, an 11.2% increase over the first quarter of 2008.

•	Returns on average equity and assets of 14.19% and 0.89%, respectively.

•	Net interest income of $9.2 million with a net interest margin of 3.98%.

•	Total loans of $671.5 million, an increase of $60.7 million or 9.9% over March 2008.

•	Deposits of $824.7 million, an increase of 19.4% compared to March 2008 levels.

•	Increased reserve levels and continued solid credit quality with stable non-performing assets.

•	First quarter dividend declaration of $0.165 per share.

William F. Falger, President and CEO, commented “We are pleased with our performance in the quarter as we continue to experience solid revenue growth while maintaining our operating expenses at a stable level. This growth has allowed us to absorb higher costs for the provision for loan losses and FDIC insurance and still generate an increase in net income when compared to last year.”

Consolidated balance sheets (in thousands)
	(Unaudited) 3/31/09	12/31/2008	(Unaudited) 3/31/08
ASSETS:
Cash and cash equivalents	$39,012	$31,256	$31,224
Securities, time deposits and other equity interests	249,058	250,511	187,353
Net loans, including loans held for sale	671,472	666,169	610,757
Premises and equipment, net	23,487	23,578	21,396
Other assets	44,631	45,004	36,305

TOTAL ASSETS	$1,027,660	$1,016,518	$887,035

LIABILITIES:
Deposits	$824,691	$814,596	$690,484
Borrowings and subordinated debentures	129,036	128,817	119,819
Other liabilities	11,052	10,638	7,879

TOTAL LIABILITIES	964,779	954,051	818,182

SHAREHOLDERS’ EQUITY	62,881	62,467	68,853

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,027,660	$1,016,518	$887,035

Financial results - unaudited (in thousands, except share data)
	For Quarter Ended
	3/31/09	3/31/08
Net interest income	$9,169	$9,042
Provision for loan losses	862	509

Net interest income after provision	8,307	8,533
Other income	1,985	1,546
Noninterest expenses	7,359	7,353

Income before income taxes	2,933	2,726
Income tax expense	707	724

NET INCOME	$2,226	$2,002

Earnings per share, fully diluted	$0.26	$0.23
Dividends per share	$0.165	$0.16

	As of or for the three months ended March 31, 2009	As of or for the three months ended March 31, 2008
SELECTED RATIOS
Net interest margin	3.98%	4.64%
Return on:
Average equity	14.19%	11.41%
Average assets	0.89%	0.92%

CAPITAL RATIOS (a)
Total risk-based capital ratio	12.20%	12.88%
Tier 1 capital ratio	10.96%	11.84%
Leverage ratio	7.91%	9.20%

ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.47%	0.36%
Net charge-offs to average loans	0.33%	0.21%
Allowance for loan losses to net loans	1.33%	1.13%

(a)	The capital ratios as of March 31, 2009 are estimated

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank’s website is www.bankcnb.com.